UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2023

NV REIT LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 024-12089

Delaware	88-4084839
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

5227 N. 7th Street, Phoenix, AZ	85014
(Address of principal executive offices)	(Zip Code)

(602) 714-1555
Registrant’s telephone number, including area code

Class A Investor Shares
(Title of each class of securities issued pursuant to Regulation A)

i

Part II

The Company and its Affiliates

NV REIT LLC engages in the business of acquiring interests in multifamily real estate assets in and around metropolitan areas. NV REIT is managed by a Manager. We refer to NV REIT LLC as the “Company” or by words like “we” or “us”.

The Company’s business and affairs are overseen by Neighborhood Ventures, Inc., a Delaware corporation, which we refer to as the “Manager.” The Company’s LLC Agreement generally gives the Manager exclusive control over all aspects of the Company’s business. Other members of the Company, including Investors who purchase Class A Investor Shares in the Offering, generally have no right to participate in the management of the Company.

The Company has entered into a Management Services Agreement (the “MSA”) with the Manager, pursuant to which the Manager will provide certain services to the Company.

Caution Regarding Forward-Looking Statements

We make statements in this Annual Report that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

●	our ability to effectively deploy the proceeds raised in this offering;

●	risks associated with federal, state, and local mortgage forbearance and foreclosure moratorium laws which may impact our ability to effectively service a loan;

●	delays in court proceedings as a result of shut downs implemented in various states which may impact our ability to effectively and efficiently service a loan;

●	changes in economic conditions generally and the real estate and securities markets specifically;

●	risks associated with a newly formed business, including our ability to develop a reputation and brand identify, attract and retain qualified personnel, raise capital, control cost, respond to competitors, manage growth, and implement adequate accounting, financial, and other systems and controls, among other challenges;

●	our ability to obtain sufficient servicing customers outside of servicing pools owned by related parties;

●	risks associated with the highly competitive distressed residential mortgage market, including the potential ability of competitors who may have lower cost of capital, better access to leverage, or other advantages over the Company;

●	attracting and retaining key personnel, including our founder, Mr. Newbery;

●	risks associated with various federal, state, and local licensing requirements, consumer protection laws, foreclosure laws, and regulatory oversight;

●	our ability to obtain and maintain servicing licenses in all states where such a license is required;

●	our ability to comply with each mortgage servicing client’s standards and policies;

●	risks associated with institutional mortgage lenders “in-sourcing” mortgage servicing activities, limiting our potential pool of servicing customers;

●	the speculative nature of real estate investing in general, and residential properties in particular;

●	our inability to calculate the value of mortgages that are in default;

●	exposure to liability relating to environmental and health and safety matters;

●	the risk a homeowner could initiate lengthy legal proceedings, including filing for bankruptcy, which would delay, complicate, or increase the cost of foreclosure;

●	the impact on local laws that could hinder our ability to foreclose on the underlying real estate;

●	the failure of the original lender or prior mortgage holder to comply with legal or technical requirements of the loan documents;

●	the potential that homeowners lied on their loan application about certain information, including ownership of the underlying real estate or the existence of prior liens;

●	risk that the seller of a loan to the Company misrepresented or omitted important information to us;

●	risks that a homeowner asserts claims against the Company based on a theory of “lender liability;”

●	risks associated with geographic and asset class markets where we may have – or end up having – a high concentration of investments;

●	risks associated with the collection, processing, storage, use, and disclosure of personal information of borrowers, including names, addresses, social security numbers, bank account numbers, credit card numbers, and credit history information, including our ability to comply with various federal, state, and local laws governing data privacy and protection;

●	our inability or failure to complete our due diligence process on the mortgages we purchase, including our inability to obtain or confirm important information about the loan, the borrower, or the residential property, which may be inaccurate, incomplete, hidden, or unavailable;

●	our reliance on third parties to provide essential services to the Company;

●	our potential need to raise additional capital in the future, and the availability of such funding on terms favorable to the Company;

●	risks associated with leverage and the Company’s potential need to borrow funds to purchase assets;

●	risks associated with competing objectives generally, and with competing financial and societal goals (including the desire to help homeowners retain their homes) specifically;

●	risks associated with breaches of our data security;

●	exposure to litigation or other claims;

●	legislative or regulatory changes impacting our business or our assets (including changes to SEC guidance related to Regulation A or the JOBS Act);

●	changes in business conditions and the market value of our assets, including changes in interest rates, borrower defaults or bankruptcy, and generally the increased risk of loss if our investments fail to perform as expected;

●	our compliance with applicable local, state and federal laws, including the Investment Advisers Act, the Investment Company Act and other laws; and

●	changes to generally accepted accounting principles, or GAAP.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, including, without limitation, the risks described in our Offering Circular under “Risk Factors,” the inclusion of such forward- looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

Item 1. Business

Overview

NV REIT LLC, a Delaware limited liability company, which we refer to as the “Company” was formed on September 7, 2022, to invest in multifamily real estate projects in and around metropolitan areas. We intend to invest approximately 80% of the Company’s portfolio in stabilized multifamily real estate with stable cash flows and approximately 20% in a combination of existing multifamily projects where we believe we can add significant value (often referred to as “value-add” opportunities) and ground-up multifamily projects.

Regulation A Offering

The Company offered to the public shares of its Class A Investor Shares pursuant to an offering under Regulation A (the “Offering”) and an Offering Circular dated December 19, 2022 (the “Offering Circular”). The Offering Circular is available through the SEC’s EDGAR site, www.sec.gov/edgar, and may also be obtained by contacting the Company. The Offering was qualified by the SEC on January 9, 2023. We refer to the purchasers of Class A Investor Shares as “Investors.” Since qualification as of December 31, 2023, we have raised $173,300 in Class A Investor Shares in the Offering and we have redeemed $17,000 Class A Investor Shares as of March 31, 2024.

Management

The Company is managed by Neighborhood Ventures, Inc., a Delaware corporation, which we refer to as the “Manager.” The LLC Agreement generally gives the Manager exclusive control over all aspects of the Company’s business. Other members of the Company, including Investors who purchase Class A Investor Shares in the Offering, generally have no right to participate in the management of the Company.

There is only one exception to this rule: the owners of Class A Investor Shares may, in some situations, remove the Manager for cause.

LLC Agreement

The Company is governed by a Limited Liability Company Agreement dated September 9, 2022 (the “LLC Agreement”). A copy of the LLC Agreement is attached as Exhibit 1A-2B.

Investment Strategy

The Company intends to invest in the following types of multifamily projects:

●	Projects that are stabilized and produce positive cash flow – typically turn-key properties (“Type A Projects”); and

●	Existing projects where we believe we can add significant value and ground-up projects – typically properties in need of development and construction (together, “Type B Projects”).

The Company plans to invest approximately 80% of its capital in Type A Projects and 20% in Type B Projects.

All investments in Type B Projects will be made in the form of “mezzanine debt.” By that we mean loans with the following characteristics:

●	Unsecured

●	A term of 2-3 years

●	An interest rate of approximately 15%

Mezzanine loans may also be made to Type A Projects. However, mezzanine loans will not make up more than 20% of our total assets.

We plan to acquire 10 - 15 Type A Projects and hold them for 10 years or more. We intend to acquire projects that will yield an annual cash-on-cash return of between 5% and 7% and appreciate in value by approximately 4% per year.

The Company’s overall strategy is:

●	Identify properties that are producing strong cashflow in the Company’s target markets;

●	Purchase and maintain properties while increasing rents to match the market rates and optimize cash flow; and

●	Participate in value-add and ground-up projects with strong projected internal rates of return.

The Company might also purchase, build, or invest in other kinds of properties, beyond multifamily properties, so long as such properties are generating positive cash flow or can be made to generate positive cash flow once built and stabilized.

Due Diligence Process

When the Company identifies a property they are interested in acquiring, the Manager reviews all financials available. These financials include all current leases, tenant rolls, income and expenses. The Manager partners with appropriate inspectors and walks the property. Together, they determine the physical condition of the property, and attain a property valuation. The Company examines the property’s history of leases, renovations, repairs, the overall condition of the property, and reviews the environmental impact potential renovations may have in the area.

The Company compares the property to other similar properties in the market to determine potential value growth. Other features the Company examines when evaluating a potential property is the walkability of the property/neighborhood, the property’s proximity to shopping, employment centers, the quality of its school districts, and the crime rates within its neighborhoods.

Once the Manager has completed the due diligence process listed above, we secure the necessary financing to purchase the property and act as signor on behalf of the Company.

Investment Parameters

Geographically, we focus on core and core+ areas that are walkable, near employment centers, and public transportation. Downtown areas are prime locations for such investments. These features can attract our target tenant demographic.

The multifamily market consists of three building sizes: small, medium, and large. Small buildings, ranging from 4 - 50 units, are usually purchased by individual buyers. Large buildings typically consist of at least 200 units and are often purchased by institutional buyers. We plan to invest in medium buildings ranging from 50 - 200 units. This market is typically too expensive for an individuals and too small for institutions.

Geographic Focus

Our Projects are and will be located in the Mountain West region and the Sunbelt states, AZ, NV, UT, CO, ID, TX, GA, FL, NC, SC, TN, LA, AL, MS. Target areas are popular migration states due to relative affordability compared to other popular areas such as New York, Illinois, and California.

Allocation of Projects Among the Company and Other Entities

The Manager might form other entities in the future with investment criteria and goals similar to those of the Company. Having done so, the Manager might identify a project appropriate for both the Company and the new entity. To decide the best fit, and whether the Company or the other entity purchases the project, the Manager would consider the following factors, among others:

●	Geographic Markets: If we already have a number of properties in Y market for Company A, we may instead put the “New Property” located in Y market into Company B.

●	Risk: We will balance the weight of each company’s portfolio with high risk/reward and low risk/consistent return properties.

●	Type of property: If Company A has more commercial buildings than Company B, we may put the next commercial building in Company B.

●	Size of the Property: If Company A has larger buildings than Company B, we may choose to add a larger building, or multiple smaller buildings, to Company B.

●	Quality of the property: If Company A has a balanced range of high/mid quality properties, we may choose to add a high or mid quality property to Company B for balance.

●	Potential Return: If Company A has a larger proportion of potential high return properties, we may choose to add the upcoming potential high return property to Company B.

If, in the end, a new project makes equal sense in either the Company or another entity controlled by the Manager, it is also possible that multiple portfolios will invest.

Promoted Interest

The Manager is entitled to receive 20% of all distributions after Investors have received a 6% annual, non-compounded return on their invested capital and, in the case of distributions from capital transactions, a return of their capital.

How much money the Manager ultimately receives as a Promoted Interest therefore depends on a number of factors, including:

●	How much capital is raised in the Offering;

●	The investment returns the Company is able to achieve;

●	When those returns are achieved (the Company might not achieve the same return every year);

●	When the Company distributes money to Investors; and

●	The amount of expenses the Company incurs.

Offices and Employees

Offices

The Manager’s office is located at 5227 N. 7th Street, Phoenix, AZ, 85014. The Manager occupies approximately 1,000 square feet of leased office space.

Employees

The Manager currently has eight employees. All its employees are located in Phoenix.

Item 2. Management Discussion and Analysis of Financial Condition and Results of Operations

Operating Results

For year ending December 31, 2023 (the “Operating Period”), the Company generated $337,831 in revenue. Operating losses over the Operating Period totaled $129,145.

As of December 31, 2023, the Company had invested a total of $2,781,048 in 2 real estate project(s):

Name of Project	Amount of Investment	Nature of Investment
407 N Williams St. Mesa, AZ 85203	$2,234,648	Equity
Venture on 17th LLC	$546,400	Loan

As of December 31, 2023, we had cash balances, including cash equivalents, of $28,651 and the book value of our assets was $4,261,107.

During the period from January 1, 2023, through December 31, 2023, the Company received the following distributions from these projects:

Venture on Williams	$75,377	*	77%
Venture on 17th	$22,419		23%
Total	$97,796		100%

*	This amount is eliminated at consolidation

During the period from January 1, 2023, through December 31, 2023 (the “Operating Period”), the Company distributed $87,900 in cash to its shareholders.

Liquidity and Capital Resources

Our Offering Circular on Form 1-A, pursuant to which we offered to sell up to $75,000,000 of Class A interests, was declared effective by the Securities and Exchange Commission on January 9, 2023. As of December 31, 2023, we have raised $2,524,692 in the Offering.

For the most part, we will use (and have used) the proceeds of the Offering to buy, renovate (where necessary), and operate a portfolio of real estate properties. We also expect to borrow money to finance a portion of the costs of buying and renovating property.

We have certain fixed operating expenses regardless of whether we are able to raise substantial funds in the Offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to pay dividends.

NV REIT received advances from the Manager in the amount of $307,163 to cover all legal and professional fees that had incurred prior to and during fundraising.

Item 3. Directors and Officers

Our Board of Directors, Officers & Key Employees

Names, Ages, Etc.

Name	Age	Position	Term of Office	Approximate Hours Per Week if Not Full Time*
Jamison Manwaring	43	CEO/Co-Founder*	Mr. Manwaring will remain in office until he resigns or is removed.	Full Time
John Kobierowski	55	President of Real Estate/Co-Founder*	Mr. Kobierowski will remain in office until she resigns or is removed.	Full Time
Heidi Butler	27	Director of Finance	At will	Full Time
Heather Andrews	42	Property Manager	At will	Full Time
Bart Diehl	27	Director of Investor Relations	At will	Full Time
Danny Parra	53	Construction Manager	At will	Full Time
Colby Butler	26	Web Developer	At will	Full Time
Amanda Schwicht	28	Investor Relations Associate	At will	Full Time

All the foregoing individuals are employees of the Manager unless otherwise indicated.

*	Mr. Manwaring and Mr. Kobierowski are officers of the Manager.

**	This column represents the individual’s full work schedule. Only a portion of the time will be devoted to the businesses of the Company.

Business Experience

Jamison Manwaring

Jamison Manwaring is the Co-founder, Managing Partner, and CEO of Neighborhood Ventures. He graduated from the University of Utah with a BS in Finance, and in 2020 he was selected as Phoenix Business Journal’s 40 under 40.

Jamison’s previous work experience includes being a technology analyst at Goldman Sachs, where he participated in over a dozen software IPO’s including Tableau, Alarm.com, and LifeLock. After which, he served as the Vice President of Investor Relations at LifeLock and assisted the company in its successful sale to Symantec in February of 2017.

John Kobierowski

John Kobierowski is the Co-founder, Managing Partner, and President of Real Estate at Neighborhood Ventures. He is also the CEO/President of ABI Multifamily and the owner of The Grid Works co-workspace in Uptown Phoenix. In 2020 he became a contributing member of the Forbes Real Estate Council.

John graduated from Arizona State University with a BS in Liberal Arts with a minor in Business focused on Engineer and Architecture. Over the course of his career, he has personally closed over 1,400 multifamily transactions, developed over 800 condominium units, and owned over 1,000 apartment units, homes, and condominiums.

Bart Diehl

Prior to joining the Neighborhood Ventures team, Bart used his legal and business expertise, as a business consultant, providing guidance and advice to a range of companies, from startups to established firms on issues pertaining to compliance, marketing, and sustainable growth. In addition to his consulting work, he decided to pursue his own entrepreneurial venture and launched a supplement line for high-quality supplements where he serves as Co-Founder today.

Bart obtained his Bachelor of Arts in Entrepreneurship from North Central College and obtained his Juris Doctorate from Thomas Jefferson School of Law.

Heidi Butler

Before joining Neighborhood Ventures, Heidi was a Keynote Speaker in a national conference about improving education in our public schools. She studied finance for 2 years at Brigham Young University–Idaho and is currently a student at Arizona State University majoring in Corporate Accounting.

During her time at Neighborhood Ventures Heidi has developed several departments and is now focused on overseeing accounting and operations within the company.

Heather Andrews

Prior to joining the Neighborhood Ventures team Heather studied Art History at ASU and worked as a Research Assistant and Project Manager for an ASU Professor and Multimedia Artist. For the last 20 years, Heather built a career as a Household Manager & Executive Nanny for high-net-worth families primarily, based in New York City.

Within Neighborhood Ventures, Heather handles communications with investors to ensure a consistent standard of high-quality service. She has a deep understanding of investor needs and quickly collaborates with other members of the team for any elevated issues.

Danny Parra

Danny began construction with a remodeling company. During his time there, he ran the customer service department and later transitioned into the superintendent for that developer. He took the next 10 years to build his career as an independent contractor.

Since joining Neighborhood Ventures in 2018, he has taken the lead and has successfully renovated 10 of our projects. His drive and focus as a construction project manager have made him stand out as a core member of our tenured team.

Colby Butler

As the Tech Operations Analyst, Colby oversees and manages the rollout of our software programs. He manages all technical aspects within the company. His focus is to ensure a seamless experience for investors. He makes real-time adjustments to the coding so technical issues can be addressed and resolved. Colby has studied Computer Science and Web Coding and Designing at Brigham Young University of Idaho and in Phoenix, AZ.

Amanda Schwicht

Prior to Neighborhood Ventures, Amanda managed a variety of businesses. Her focus was on creating strategies to drive revenue and overall profitability. She handled multiple underperforming locations, tasked with creating sustainability and success in each store. She did so by creating training programs based on each person’s performance and supporting them as they worked with their clients.

At Neighborhood Ventures, she manages media production, output, and marketing analysis. She researches the current/upcoming trends in the market and adjusts the content/marketing to address the key interests of our current/potential investors.

Family Relationships

Heidi Butler is the niece in law to Co-Founder, Jamison Manwaring, via Colby Butler, her spouse.

Colby Butler is the nephew of Co-Founder, Jamison Manwaring.

Ownership of Related Entities

Mr. Manwaring and Mr. Kobierowski own 96% of Neighborhood Ventures, Inc., the Manager.

Legal Proceedings

Within the last five years, no Executive Officer or Significant Employee of the Company, no partnership of which an Executive Officer or Significant Employee was a general partner, and no corporation or other business association of which an Executive Officer or Significant Employee was an executive officer, has been engaged in any criminal, bankruptcy, or any similar legal proceedings.

Neither the Company itself, nor any of the Manager, or any of their respective employees, officers, directors, managers, or members is, to the knowledge of the Company currently engaged in any material legal proceedings.

Neither the Company itself, nor any of the Manager, or any of their respective employees, officers, directors, managers, or members is, to the knowledge of the Company, currently the subject of any investigation or proceedings by any governmental authorities.

Compensation of Executive Officers

The Directors and Key Employees are not entitled to receive compensation from the Company, nor does the Company have employees to whom it pays compensation. Instead, the individuals who perform services on behalf of the Company are employed the Manager, and receive compensation from that entity.

Item 4. Security Ownership of Management and Certain Security Holders

As of January 1, 2024, the Company’s outstanding equity consists of 1,000,000 shares of Common Shares and 27,806 shares of Class A Investor Shares.

Common Shares

Name of Owner	Number of Shares Owned	Percent of Class Owned
Neighborhood Ventures, Inc.	1,000,000	100%

Mr. Manwaring and Mr. Kobierowski own 96% of Neighborhood Ventures, Inc., the Manager.

NOTE: Holders of the Company’s Common Shares and holders of the Company’s Class A Investor Shares do not have the right to vote. Under the LLC Agreement, management of the Company is vested in the Manager.

Item 5. Interest of Management and Others in Certain Transactions

The Company has entered into, or will enter into, the following transactions with related parties:

●	The Company expects to pay ABI Multifamily a 3-5% commission on the gross sales price of each real estate transaction. John Kobierowski, a related party to the Company, is the co-founder and Senior Managing Partner of ABI Multifamily.

●	The Company expects to pay Effortless VR LLC a 20-30% commission on any short-term rental income. The Manager is a significant shareholder of Effortless VR LLC.

●	On November 29, 2023, Venture on Williams entered into a property management agreement with Venture Residences LLC, a related party, and replaced Sundial Real Estate (a third party PM servicer)

If the Company enters into transactions with related parties in the future, we will file a Supplement to the Offering Circular. Any compensation paid by the Company to a related party shall be (i) fair to the Company, and (ii) consistent with the transaction that would be paid to an unrelated party.

By “related party” we mean:

●	Any Director, Executive Officer, or Significant Employee of the Company;

●	Any person who has been nominated as a Director of the Company;

●	Any person who owns more than 10% of the voting power of the Company; and

●	An immediate family member of any of the foregoing.

Item 6. Other Information

None.

Item 7. Financial Statements

NV REIT, LLC

A DELAWARE LIMITED LIABILITY COMPANY

CONSOLIDATED FINANCIAL STATEMENTS AND INDEPENDENT AUDITOR’S REPORT

DECEMBER 31, 2023 AND 2022

NV REIT, LLC

To the Managing Member of

NV REIT, LLC

Newark, Delaware

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying consolidated financial statements of NV REIT, LLC (the “Company”) which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2023 and 2022, and the results of its consolidated operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the consolidated financial statements, the Company has an accumulated deficit of $2,418,610 as of December 31, 2023 and incurred a net losses of $213,769 and $43,121 for the years ended December 31, 2023 and 2022, respectively. As of December 31, 2023, the Company has $28,651 in cash and a working capital deficit of $239,313. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Artesian CPA, LLC

1312 17th Street, #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Denver, Colorado

May 26, 2024

Artesian CPA, LLC

1312 17th Street, #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

NV REIT, LLC

CONSOLIDATED BALANCE SHEETS

	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$28,651	$71,697
Accounts receivable	5,971	28,010
Due from related party	43,307	521
Prepaid expenses	3,170	1,937
Deferred offering costs	61,487	52,371
Total current assets	142,586	154,536
Investments	546,400	-
Real estate assets, net	3,570,313	3,665,748
Deposits	1,808	6,955
Other assets	-	750
Total assets	$4,261,107	$3,827,989
LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$5,414	$18,483
Due to related party	307,163	39,121
Unearned income	17,236	24,529
Loans, current portion	52,086	-
Total current liabilities	381,899	82,133
Loans, net of current portion	2,662,069	2,759,495
Total liabilities	3,043,968	2,841,628
Members’ equity:
Common shares	-	-
Investor shares, 27,806 and 0 shares outstanding as of December 31, 2023 and 2022, respectively	2,524,692	-
Additional paid-in capital	1,111,056	1,111,056
Accumulated deficit	(2,418,610)	(124,695)
Total members’ equity	1,217,138	986,361
Total liabilities and members’ equity	$4,261,107	$3,827,989

See accompanying notes and Independent Auditor’s Report, which are an integral part of these consolidated financial statements.

NV REIT, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2023	2022
Rental income	$337,831	$337,893
Total revenue	337,831	337,893
Operating expenses:
Sales and marketing	38,244	144
General and administrative expenses	60,659	13,155
Management fee	41,937	-
Professional fees	8,872	2,150
Repairs and maintenance	76,068	45,254
Property management fees	22,715	23,801
Utilities	14,736	16,549
Property taxes	8,340	7,648
Acquisition fees	100,000	-
Depreciation	95,405	95,405
Total operating expenses	466,976	204,106
Income (loss) from operations	(129,145)	133,787

Other income (expense):
Interest expense	(115,547)	(182,190)
Investment income	22,419	-
Other income	8,504	5,283
Total other income (expense)	(84,625)	(176,908)

Net loss	$(213,769)	$(43,121)

Weighted average shares	19,837	n/a
Net loss per share	$(10.78)	n/a

See accompanying notes and Independent Auditor’s Report, which are an integral part of these consolidated financial statements.

NV REIT, LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

	Common Shares		Investor Shares		Additional Paid-in	Accumulated	Total Members’
	Share	Amount	Shares	Amount	Capital	Deficit	Equity
Balances at December 31, 2021	-	$-	-	$-	$1,111,056	$(17,020)	$1,094,037
Distributions	-	-	-	-	-	(64,555)	(64,555)
Net loss	-	-	-	-	-	(43,121)	(43,121)
Balances at December 31, 2022	-	-	-	-	1,111,056	(124,695)	986,361
Issuance of investor shares for proceeds	-	-	27,806	2,524,692	-	-	2,524,692
Distributions	-	-	-	-	-	(2,080,145)	(2,080,145)
Net loss	-	-	-	-	-	(213,769)	(213,769)
Balances at December 31, 2023	-	$-	27,806	$2,524,692	$1,111,056	$(2,418,610)	$1,217,138

See accompanying notes and Independent Auditor’s Report, which are an integral part of these consolidated financial statements.

NV REIT, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(213,769)	$(43,121)
Adjustments to reconcile net loss to net provided by (used in) operating activities:
Depreciation	95,405	95,405
Amortization of debt discount	6,746	5,622
Management fees to related party	41,937	-
Change in operating assets and liabilities:
Accounts receivable	22,039	(10,256)
Prepaid expenses and other assets	(483)	(1,937)
Accounts payable and accrued expenses	(13,068)	(2,442)
Deposits	5,147	(1,955)
Unearned income	(7,293)	(5,252)
Net cash provided by (used in) operating activities	(63,339)	36,064
Cash flows from investing activities:
Purchase of investments	(546,400)	-
Renovation costs of real estate investments	30	(6,717)
Net cash used in investing activities	(546,370)	(6,717)
Cash flows from financing activities:
Advances from related party	183,319	5,048
Net advances (to) from related parties	-	(5,405)
Proceeds from loans	-	64,212
Repayments of loans	(52,086)	(28,668)
Issuance of shares for proceeds	2,524,692	-
Deferred offering costs	(9,116)	-
Distributions	(2,080,145)	(64,555)
Net cash provided by (used in) financing activities	566,663	(29,367)
Net change in cash and cash equivalents	(43,046)	(19)
Cash and cash equivalents at beginning of year	71,697	71,716
Cash and cash equivalents at end of year	$28,651	$71,697
Supplemental information for cash flow activities:
Cash paid for interest	$108,801	$176,569
Cash paid for taxes	$-	$-

Supplemental disclosure of non-cash financing activities
Refinance of loan	$-	$2,850,000
Deferred offering costs included in accounts payable	$-	$18,298
Deferred offering costs incurred by related party on behalf of the Company	$-	$34,073
Membership interests contributed by wholly-owned subsidiary for investor shares	$253,733	$-

See accompanying notes and Independent Auditor’s Report, which are an integral part of these consolidated financial statements.

NOTE 1: NATURE OF OPERATIONS

NV REIT, LLC (the “Company”) is a Delaware limited liability company formed on September 7, 2022 under the laws of Delaware. The Company was formed to invest in real estate projects using crowdfunding to expand the audience to potential non-accredited investors. The projects are mostly in and around primary cities. The primary focus will be to invest in stabilized multifamily real estate.

On February 28, 2023, the Company acquired 100% of the membership interests of Venture on Williams, LLC (“Williams”), a Delaware limited liability company, for $2,234,648. Williams was formed to invest in a real estate property located at 407 N. Williams in Mesa, Arizona. Williams was formed by the Company’s management and had common management and control at the time of the acquisition. As such, the Company accounted for the acquisition as a transaction under common control and the consolidated financial statements have been prepared using retrospective consolidation of the entities.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP). The Company has adopted a calendar year as its fiscal year.

In accordance with ASC 805-50-15-6, the Company determined that the acquisition of Williams was a reorganization of entities under common control. Therefore, in accordance with ASC 250-10-45-21 and ASC 805-50, the financial statements require retrospective consolidation of the entities for all periods presented. As per ASC 810-10-45-10, all intercompany transactions and balances from intercompany transactions are eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Accounts Receivable

Accounts receivable are derived from rental income services and are stated at their net realizable value. Each month, the Company reviews its receivables on a customer-by-customer basis and evaluates whether an allowance for doubtful accounts is necessary based on any known or perceived collection issues. Any balances that are eventually deemed uncollectible are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 – Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

Except as discussed below, the carrying amounts reported in the financial statements approximate their fair value.

Investment in Venture on 17th

On August 24, 2023, the Company invested in Venture on 17th LLC, an Arizona limited liability company (the “Project Entity”). Since then, the nature of the Company’s investment in the Project Entity has changed from a limited liability company interest to a debt instrument. The Company loaned a total of $546,400 to the Project Entity, representing the full amount invested in the Project Entity so far. The loan matures on the earlier of December 26, 2026, or upon the sale or dissolution of the real estate project owned by the Project Entity. The loan bears interest at 15% per year. Interest is payable monthly, with all principal and accrued interest due at maturity.

The investment in the Project Entity was accounted for as Level 3 instrument. As of December 31, 2023, the Company determined that cost approximated fair value of the investment, and as such, included $546,400 on the consolidated balance sheet. As such, there was no change in fair value recorded.

The Company evaluated the fair value at December 31, 2023 and determined no impairment was necessary.

During the year ended December 31, 2023, the Company recognized $22,419 in investment income pertaining to the Project Entity.

Real Estate Held for Investment

Real estate assets will be stated at the lower of depreciated cost or fair value, if deemed impaired. Major replacements and betterments are capitalized and depreciated over their estimated useful lives. Depreciation is computed on a straight-line basis over the useful lives of the properties. We will continually evaluate the recoverability of the carrying value of our real estate assets using the methodology prescribed in ASC Topic 360, “Property, Plant and Equipment.” Factors considered by management in evaluating impairment of its existing real estate assets held for investment include significant declines in property operating profits, annually recurring property operating losses and other significant adverse changes in general market conditions that are considered permanent in nature. Under ASC Topic 360, a real estate asset held for investment is not considered impaired if the undiscounted, estimated future cash flows of an asset are greater than the carrying value.

The Company’s real estate includes the cost of the purchased property, including the building and related land. The Company allocates certain capitalized title fees and relevant acquisition expenses to the capitalized costs of the building. The Company allocates the land value of each acquired property using a third party valuation. All capitalized property costs, except for the value attributable to the land, are depreciated using the straight-line method over the estimated useful life of 29.5 years.

Real Estate Held for Sale

We may periodically classify real estate assets as held for sale. An asset is classified as held for sale after the approval of management and after an active program to sell the asset has commenced. Upon the classification of a real estate asset as held for sale, the carrying value of the asset is reduced to the lower of its net book value or its estimated fair value, less costs to sell the asset. Subsequent to the classification of assets as held for sale, no further depreciation expense is recorded.

Real estate assets held for sale will be stated separately on the consolidated balance sheet. Upon a decision to no longer market as an asset for sale, the asset is classified as an operating asset and depreciation expense is reinstated. A gain or loss on the sale of a property will be recorded in the consolidated statement of operations.

Cost Capitalization

A variety of costs are incurred in the acquisition and development of properties such as costs of acquiring a property development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. After determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. Determination of when a development project is substantially complete, and capitalization must cease involves a degree of judgment. Our capitalization policy on development properties is guided by ASC Topic 835-20 “Interest – Capitalization of Interest” and ASC Topic 970 “Real Estate – General.” We cease capitalization on costs upon completion.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to additional paid-in capital or as a discount to debt, as applicable, upon the completion of an offering or to expense if the offering is not completed. As of December 31, 2023 and 2022, the Company had capitalized deferred offering costs of $61,487 and $52,371, respectively, which will be charged to additional paid-in capital upon completion of the Company’s offering.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

The Company recognizes rental income evenly on a monthly basis when earned. During the years ended December 31, 2023 and 2022, the Company recognized rental income of $337,831 and $337,893, respectively.

Unearned Income

The Company receives security deposits from rental tenants upfront at the beginning of the lease and prepaid rent. The Company records the deposits as unearned income and will be recognized into revenue or returned to the tenant at the end of the lease term.

Acquisition Fees

Acquisition fees on potential new real estate acquisition are expensed as incurred. In 2023, the Company had $100,000 in acquisition fees.

Income Taxes

The Company and its subsidiary are limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in the statements. Income from the Company is reported and taxed to the members on their individual tax returns.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statement, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception.  The Company is not presently subject to any income tax audit in any taxing jurisdiction.

Earnings/(Loss) per Membership Interest

Upon completion of an offering, the Company complies with the accounting and disclosure requirement of ASC Topic 260, “Earnings per Share.” Earnings/(loss) per membership interest (“EPMI”) is computed by dividing net income/(loss) by the weighted average number of outstanding membership interests during the period.

NOTE 3: GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of $2,418,610 as of December 31, 2023 and incurred net losses of $213,769 and $43,121 for the years ended December 31, 2023 and 2022, respectively. As of December 31, 2023, the Company has $28,651 in cash and a working capital deficit of $239,313. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. No assurance can be given that the Company will be successful in these efforts. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4: REAL ESTATE ASSETS, NET

The following is a summary of real estate assets, net:

	December 31,
	2023	2022
Building and building improvements	$2,814,444	$2,623,634
Land	1,000,000	1,000,000
Land improvements	190,840	190,840
Total cost	3,814,444	3,814,474
Accumulated depreciation	(244,131)	(148,726)
Real estate assets, net	$3,570,313	$3,665,748

Depreciation expense was $95,405 and $95,405 for the years ended December 31, 2023 and 2022, respectively.

NOTE 5: LOANS, NET

In May 2022, Williams refinanced a $2.8M loan originally taken in April 2021 for the purchase of the Mesa, Arizona property, securing a new loan amount of $2,850,000. This loan is secured by the real estate property of Venture on Williams, maturing on May 15, 2032, and requires monthly principal and interest payments starting at $13,406, with incremental increases according to predefined rates each year. The initial interest rate is set at 3.810% per annum, which is subject to annual adjustments after five years.

The following is a summary of loans, net:

	December 31,
	2023	2022
Principal outstanding	$2,769,246	$2,821,332
Less: unamortized debt discount	(55,091)	(61,837)
	$2,714,155	$2,759,495

During the years ended December 31, 2023 and 2022, the Company incurred $108,081 and $176,569, respectively, in interest expense pertaining to the loan.

During the years ended December 31, 2023 and 2022, the Company amortized $6,746 and $5,622, respectively, of debt discount, to interest expense. As of December 31, 2023, there was $55,091 in debt discount remaining.

The following is a summary of future annual minimum payments per the loan as of December 31, 2023:

	Beginning	Principal	Ending
Year Ended December 31,	Balance	Payment	Balance
2024	$2,769,246	$52,086	$2,717,160
2025	2,717,160	52,086	2,665,073
2026	2,665,073	52,086	2,612,987
2027	2,612,987	52,086	2,560,901
2028	2,560,901	52,086	2,508,814
Thereafter	$2,508,814	$2,508,814	$-

NOTE 6: MEMBERS’ EQUITY

The Company is managed by Neighborhood Ventures Inc., a Delaware corporation and managing member of the Company (“Neighborhood Venture” or the “Manager”). The Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters, to execute any contracts or other instruments on behalf of the Company, and to perform any and all other acts or activities customary or incidental to the management of the Company’s business.

The limited liability company interests of the Company are denominated by 20,000,000 shares, consisting of 1,000,000 common shares and 19,000,000 investor shares. Of the investor shares, 750,000 have been designated as Class A investor shares. Class A investor shares do not have voting rights. The Manager owns all of the common shares. The Manager has not contributed any capital to the Company. Each investor member will contribute to the capital of the Company the amount specified in their respective investment agreement.

During the year ended December 31, 2023, the Company issued 27,806 Class A investor shares for net proceeds of $2,524,692.

Distributions of ordinary operating cash flow will be in the following order of priority:

●	First, investors will receive all the operating cash flow until they have received a 6% cumulative, non-compounded annual return on their invested capital (“Preferred Return”)

●	Second, any remaining operating cash flow will be distributed 80% to the investors on a pro rata basis, and 20% to the owner of the common shares.

Distributions of the net proceeds from capital transactions will be made in the following order or priority:

●	First, investors will receive all the net proceeds until they have received their entire Preferred Return.

●	Second, investors will receive any remaining net proceeds to return an allocable portion of the capital they invested.

●	Third, any remaining net proceeds will be distributed 80% to the investors on a pro rata basis, and 20% to the owner of the common shares.

During the year ended December 31, 2023, the Company made preferred distributions totaling $87,900.

During the years ended December 31, 2023 and 2022, Williams made distributions totaling $1,992,245 and $64,555, respectively, prior to the Company’s acquisition.

The Manager has the authority to divide the investor shares into one or more classes by adopting one or more authorizing resolutions. The Manager may establish, with respect to each class of investor shares, its voting powers, conversion rights or obligations, redemption rights or obligations, preferences as to distributions, and other matters. The Manager may, at any time, cause the Company to purchase all of any portion of the investor shares owned by a member the Manager determines that all or any portion of the assets of the Company would, in the absence of such purchase, more likely than not be treated as “plan assets .” Furthermore, the Manager may, at any time, cause the Company to purchase all or any portion of the investor shares owned by a member if the Manager determines that such purchase would be beneficial in allowing the Company to retain its status as a REIT. The Manager may cause the Company to purchase investor shares for other bona fide business reasons.

Unless otherwise agreed in writing between the selling investor and the buyer, the price of Class A investor share purchased and sold shall be the amount the investor would have received with respect to such Class A investor share had the net asset value been distributed in compete liquidation of the Company, less the following discount:

The Discount
Redemption Availability for the Following Years:	Shall be:
No redemptions can be made in 2023.	-
Redemptions made in 2024.	3%
Redemptions made in 2025.	2%
Redemptions made in 2026 and forward.	1%

The Manager may, in its sole discretion, make and pay distributions to members, subject to the terms of any authorizing resolutions on preferred shares. There is no guaranty that the Company will be able to make any distributions, even to return capital to investors. In determining the amount and timing of distributions, the Manager may take into account the following items of income and expense, including net rental income from properties owned by the Company, net proceeds from the sale or refinancing of property, debt service on indebtedness of the Company, capital expenditures of the Company, fees paid to the Manager and its affiliates, fees paid to third parties and all of the operating expenses of the Company.

The Manager may, but shall not be required to, lend money to the Company in the Manager’s sole discretion.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

NOTE 7: RELATED PARTY TRANSACTIONS

The Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters, to execute any contracts or other instruments on behalf of the Company, and to perform any and all other acts or activities customary or incidental to the management of the Company’s business. The Company and the Manager intend to enter into a management services agreement setting forth some of the duties and responsibilities of the Manager. However, that agreement shall not limit the powers of the Manager.

The Company may retain the Manager whereby the Manager will receive fees and expense reimbursements for services relating to the Company’s offering, investment management, and management of properties.

The Manager will be entitled to annual asset management fee equal to 2% of the aggregate capital accounts of the members.

Where the Company owns property directly or is the sole owner of an entity that owns property, the Manager will receive an acquisition fee equal to 2% of the total purchase price of each property.

Where the Company owns property directly or is the sole owner of an entity that owns property, the Manager will receive a disposition fee equal to 0.5% of the total sale price of each property.

The Manager is entitled to receive 20% of all distributions after investors have received a 6% annual, non-compounded return on their invested capital and, in the case of distributions from capital transactions, a return of their capital.

Costs and expenses incurred by the Manager on behalf of the Company or its subsidiaries shall be reimbursed in cash monthly to the Manager within five business days of receipt by the Company from the Manager of a statement of such costs and expenses. Cost and expense reimbursement to the Manager shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company.

The Company also expects the following transactions with related parties:

●	The Company expects to pay ABI Multifamily a 3-5% commission on the gross sales price of each real estate transaction. John Kobierowski, a related party to the Company, is the co-founder and Senior Managing Partner of ABI Multifamily.

●	The Company expects to pay Effortless VR LLC a 20-30% commission on any short-term rental income. The Manager is a significant shareholder of Effortless VR LLC.

●	On November 29, 2023, Venture on Williams entered into a property management agreement with Venture Residences LLC, a related party, and replaced Sundial Real Estate (a third party PM servicer)

During the year ended December 31, 2023, the Company incurred management fees totaling $41,937, which was paid to a related party.

During the year ended December 31, 2023, the Company incurred acquisition fees totaling $100,000 and property management fees of $1,588 to a related party.

As of December 31, 2023, amounts owed to Neighborhood Ventures, LLC and Neighborhood Ventures, Inc. $260,751 and $46,412, respectively. As of December 31, 2022, amounts owed to Neighborhood Ventures, LLC $39,121. The nature of these amounts include management fees, expenses paid on the Company’s behalf and advances from related parties. The amounts are unsecured, due on demand, and non-interest bearing.

Refer to Note 2 for the discussion of the Project Entity.

NOTE 8: RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU supersedes the previous revenue recognition requirements in ASC Topic 605—Revenue Recognition and most industry-specific guidance throughout the ASC. The core principle within this ASU is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers, which deferred the effective date for ASU 2014-09 by one year to fiscal years beginning after December 15, 2017, while providing the option to early adopt for fiscal years beginning after December 15, 2016. Transition methods under ASU 2014-09 must be through either (i) retrospective application to each prior reporting period presented, or (ii) retrospective application with a cumulative effect adjustment at the date of initial application. The Company adopted this new standard effective at its inception date.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021, including interim periods within those fiscal years. The Company adopted the ASU upon inception and it did not have any effect on the consolidated financial statements.

In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This standard establishes an impairment model (known as the current expected credit loss (“CECL”) model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of expected credit losses, which is intended to result in a timelier recognition of losses. Under the CECL model, entities will estimate credit losses over the entire contractual term of the instrument (considering estimated prepayments, but not expected extensions or modifications) from the date of initial recognition of the financial instrument. Measurement of expected credit losses are to be based on relevant forecasts that affect collectability. The scope of financial assets within the CECL methodology is broad and includes trade receivables from certain revenue transactions and certain off-balance sheet credit exposures. Different components of the guidance require modified retrospective or prospective adoption.

In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, which amends and clarifies several provisions of Topic 326. In May 2019, the FASB issued ASU 2019-05, Financial Instruments-Credit Losses (Topic 326): Targeted Transition Relief, which amends Topic 326 to allow the fair value option to be elected for certain financial instruments upon adoption. ASU 2019-10 extended the effective date of ASU 2016-13 until December 15, 2022. The Company adopted this new guidance, including the subsequent updates to Topic 326, on January 1, 2023 and the adoption did not have a material impact on the Company’s consolidated financial statements and related disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

NOTE 9: COMMITMENTS AND CONTINGENCIES

The Company and each Series may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

NOTE 10: SUBSEQUENT EVENTS

Since December 31, 2023, NV REIT LLC has raised $173,300 for 1,733 Class A Investor Shares and redeemed $17,000 for 170 Class A Investor Shares as of March 31, 2024. Management has evaluated all subsequent events through May 26, 2024, the date the consolidated financial statements were available to be issued.

Item 8. Exhibits

Exhibit 1A-2A	Certificate of Formation of the Company*
Exhibit 1A-2B	Limited Liability Company Agreement dated September 9, 2022.*
Exhibit 1A-2C	Authorizing Resolution dated September 9, 2022.*
Exhibit 1A-6A	Form of Investment Agreement.*
Exhibit 1A-6B	Management Services Agreement.*

*	Filed previously

Signatures

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on May 29, 2024.

NV REIT LLC

By:	/s/ Jamison Manwaring
Jamison Manwaring, Chief Executive Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Jamison Manwaring
Jamison Manwaring,
Co-Founder and Chief Executive Officer of Neighborhood Ventures, Inc
May 29, 2024

/s/ John Kobierowski
John Kobierowski
President of Real Estate and Co-Founder of Neighborhood Ventures, Inc
May 29, 2024